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Exhibit 5.1
                                    April 27, 1999

Louis Dreyfus Natural Gas Corp.
14000 Quail Springs Parkway, Suite 600
Oklahoma City, Oklahoma 73134

           Re: Louis Dreyfus Natural Gas Corp. - Registration Statement on
               Form S-8 Relating to 100,000 Shares of Common Stock in Connection with the Louis Dreyfus Natural Gas Corp. Non-Employee Director Deferred Stock Compensation Program

Ladies and Gentlemen:

     Louis Dreyfus Natural Gas Corp. (the "Company") has requested our advice with respect to the legality of 100,000 shares of common stock, par value $.01 per share, of the Company (the "Shares") that may be issued pursuant to the Company's Non-Employee Director Deferred Stock Compensation Program (the "Program"). We understand that a Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares will be filed with the Securities and Exchange Commission.

     We have examined, and are familiar with, the originals or copies, the authenticity of which have been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

     Based on the foregoing, and upon consideration of applicable law, it is our opinion that the Shares that may be issued pursuant to the Program will, when issued and delivered in accordance with the documents governing the Program, be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.


                                   Respectfully submitted,

                                   CROWE & DUNLEVY
                                   A PROFESSIONAL CORPORATION




                                   By:/s/ J. Bradford Hammond
                                      ---------------------------
                                      J. Bradford Hammond